Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
Treasurer & VP, Investor Relations
217-221-4416

FOR IMMEDIATE RELEASE
Friday, November 2, 2018

Titan International, Inc. Reports Third Quarter 2018 Results

Quarter Highlights

•	Net sales increased $13.7 million (3.7% YOY); seventh consecutive YOY quarterly increase

•	Gross profit increased $3.6 million (8.9% YOY improvement)

•	SG&A expenses were $33.7 million (8.8% of net sales)

•	Income from operations was $4.8 million, ($9.5 million YOY improvement)

•	EPS was $(0.03), with adjusted EPS of $0.04, a $0.13 YOY improvement on an adjusted basis

•	Adjusted EBITDA was $25.5 million (34.5% YOY improvement)

QUINCY, ILLINOIS, November 2, 2018 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the third quarter ended September 30, 2018.

Net sales for the third quarter of 2018 were $384.7 million, representing an increase of 3.7 percent when compared to net sales of $371.0 million for the third quarter of 2017. Net sales increased nearly 10 percent on a constant currency basis. Net loss applicable to common shareholders for the third quarter of 2018 was $1.8 million, equal to $(0.03) per basic and diluted share, compared to a loss of $12.9 million, equal to $(0.22) per basic and diluted share, in the third quarter of 2017. The third quarter 2018 adjusted net income attributable to Titan was $2.3 million, equal to $0.04 per basic and diluted share, compared to a loss of $5.5 million, equal to $(0.09) per basic and diluted share, in the comparable prior year period.

Net sales for the first nine months of 2018 were $1.24 billion, representing an increase of 13.4 percent when compared to net sales of $1.09 billion for the first nine months of 2017. Net income applicable to common shareholders for the first nine months of 2018 was $17.3 million, equal to $0.29 per basic and diluted share, compared to a loss of $33.7 million, equal to $(0.57) per basic and diluted share, in the first nine months of 2017. The first nine months adjusted net income attributable to Titan was $28.4 million, equal to $0.47 per basic and diluted share, compared to a loss of $23.3 million, equal to $(0.39) per basic and diluted share, in the comparable prior year period.

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“Titan’s overall global performance continues to trend positively as we head into 2019,” stated Paul Reitz, President and Chief Executive Officer. “During our most recent quarter we reported year-over-year sales gains for the seventh consecutive quarter. These gains were nearly ten percent, excluding unfavorable currency translation headwinds. Both gross profit and gross margin improved nicely despite increasing raw material costs. We continued our 2018 momentum delivering improved adjusted earnings per share of $0.04, representing a $0.13 improvement when compared to the same period a year ago. This is also the first time since 2013 that we have reported a profitable adjusted earnings per share in the third quarter.

“The benefits driven from our continuous operational improvement efforts and the fruits derived from our strategic investments over the past few years continue to show up positively in our financial results. Our earthmoving/construction segment, in particular the ITM undercarriage business, has performed exceptionally. Year-to-date sales for this segment are up over twenty-eight percent with that growth also translating well into meaningful margin and EBITDA improvement for Titan.

“In North America, sales of large to mid-sized ag machinery have seen a mild upturn over the past year, and small equipment sales have maintained a strong, upward trend. Recent surveys indicate that most dealers expect more of the same in 2019. Generally speaking, dealers are optimistic about prospects for improving both new and used equipment revenues moving into next year. This is consistent with what we are hearing from many of our customers. Additionally, ag equipment indicators for both OEMs and dealers remain positive, including improved early order levels over last year, equipment inventories at good levels, and the increasing age of the fleet for higher horsepower equipment. Larger equipment sales levels remain below longer-term, historical averages which, along with an aging fleet, indicates the potential for upside at some point.

“We have worked hard the past few years to not only get through the cyclical downturn, but to also set a solid foundation for the future. It's great to see those efforts starting to come through into our financial results with 2018 year-to-date adjusted EBITDA more than doubling from 2017 levels. These improvements over the past couple of years are not by coincidence or luck, and as we approach 2019, we have a strong belief in the fundamentals that support our business and drive our future.”

Early Adoption of Recent Accounting Standard

As a result of the early adoption of a recent accounting standard related to cloud computing arrangements, the Company capitalized an aggregate of $6.1 million of ERP implementation costs at September 30, 2018, from selling, general and administrative (SG&A) expenses in the Condensed Consolidated Statement of Operations to other assets in the Condensed Consolidated Balance Sheets. Of the $6.1 million reclassification, $2.1 million was related to the three months ended September 30, 2018, and $4.0 million related to the previously reported SG&A amounts in the Condensed Consolidated Statement of Operations for the six months ended June 30, 2018.

Summary of Operations

Net sales for the third quarter ended September 30, 2018, were $384.7 million, an increase of 3.7 percent from $371.0 million in the comparable prior year period, driven by increases in the earthmoving/construction segment in most geographies, partially offset by decreased net sales in the agricultural and consumer segments. Overall net sales volume was up 5.9 percent over the comparable prior year quarter. Favorable changes in price/mix positively impacted net sales by 3.9 percent, while unfavorable currency translation negatively impacted net sales by 6.1 percent, particularly in Latin America.

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Net sales for the nine months ended September 30, 2018, were $1.24 billion, an increase of 13.4 percent from $1.09 billion in the comparable prior year period. Overall net sales volume increased 10.2 percent with higher volume across all segments, particularly in the earthmoving/construction segment. Favorable changes in price/mix contributed a 4.3 percent increase to net sales, while unfavorable currency translation negatively impacted net sales by 1.1 percent.

Gross profit for the third quarter ended September 30, 2018, was $43.7 million, compared to $40.1 million in the comparable prior year period. Gross margin was 11.4 percent of net sales for the latest quarter, compared to 10.8 percent of net sales in the comparable prior year period. The increase in gross profit was driven by increased sales volume partially offset by higher material costs. The increase in gross margin was primarily the result of production efficiencies driven by increased volume, offset by increased raw material costs.

Gross profit for the nine months ended September 30, 2018, was $161.6 million compared to $124.4 million in the comparable prior year period. Gross margin was 13.0 percent of net sales for the first nine months of 2018, compared to 11.4 percent of net sales in the comparable prior year period. The increase in gross profit was driven by increased sales volume, partially offset by higher material costs and unfavorable currency translation.

Selling, general and administrative (SG&A) expenses for the third quarter of 2018 were $33.7 million, compared to $39.8 million for the comparable prior year period. As a percentage of net sales, SG&A was 8.8 percent, compared to 10.7 percent for the comparable prior year period. The decrease in SG&A primarily related to an accrued contingent liability of $6.5 million for a legal judgment in 2017.

SG&A expenses for the first nine months of 2018 were $102.3 million, compared to $115.6 million for the comparable prior year period. As a percentage of net sales, SG&A was 8.3 percent, compared to 10.6 percent for the comparable prior year period. The decrease in SG&A resulted from non-recurring legal fees and an accrued contingent liability of $6.5 million for a legal judgment in 2017.

For the third quarter of 2018, research and development (R&D) expenses were $2.6 million, or 0.7 percent of net sales, compared to $2.5 million, or 0.7 percent of net sales, for the comparable prior year period. For the first nine months of 2018, R&D expenses were $8.2 million, or 0.7 percent of net sales, compared to $7.9 million, or 0.7 percent of net sales, for the comparable prior year period. This R&D spending reflects initiatives to improve product designs and ongoing focus on quality.

Royalty expenses for the third quarter of 2018 were $2.6 million, or 0.7 percent of net sales, compared to $2.6 million, or 0.7 percent of net sales, for the third quarter of 2017. Royalty expenses for the first nine months of 2018 were $7.9 million, or 0.6 percent of net sales, compared to $7.7 million, or 0.7 percent of net sales, for the first nine months of 2017. The increased royalty expenses are the result of increased sales.

Income from operations for the third quarter of 2018 was $4.8 million, or 1.3 percent of net sales, compared to a loss of $4.7 million, or 1.3 percent of net sales, for the third quarter of 2017. Income from operations for the first nine months of 2018 was $43.2 million, or 3.5 percent of net sales, compared to a loss from operations of $6.8 million, or 0.6 percent of net sales, for the first nine months of 2017.

For the third quarter of 2018, interest expense was $7.6 million, compared to $7.5 million in the comparable prior year period. For the first nine months of 2018, interest expense was $22.8 million, compared to $22.6 million in the comparable prior year period. The increase in interest expense was primarily due to increased borrowings under international working capital facilities, which was partially offset by the reduced interest rate on Titan's senior secured notes, which were refinanced during November 2017.

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Foreign exchange gain was $0.9 million in the third quarter of 2018, compared to a gain of $0.8 million for the third quarter of 2017. Foreign exchange loss was $7.2 million in the first nine months of 2018, compared to a gain of $48 thousand in the comparable period in 2017. The foreign currency loss in the nine months ended September 30, 2018, primarily reflects the devaluation of Latin American currencies.

Other income was $7.4 million in the third quarter of 2018, compared to $2.6 million in the same quarter of 2017. Other income was $17.7 million in the first nine months of 2018, compared to $7.0 million in the same period of 2017.

Income tax expense of $2.8 million was recorded for the third quarter of 2018, compared to a $2.4 million expense in the comparable prior year period. Income tax expense of $3.7 million was recorded for the first nine months of 2018, compared to a $6.0 million expense in the comparable prior year period.

The third quarter 2018 net loss applicable to common shareholders was $1.8 million, equal to $(0.03) per basic and diluted share, compared to a loss of $12.9 million, equal to $(0.22) per basic and diluted share, in the comparable prior year period. Net income applicable to common shareholders for the first nine months of 2018 was $17.3 million, equal to $0.29 per basic and diluted share, compared to a loss of $33.7 million, equal to $(0.57) per basic and diluted share, in the comparable prior year period.

The third quarter 2018 adjusted net income attributable to Titan was $2.3 million, equal to $0.04 per basic and diluted share, compared to a loss of $5.5 million, equal to $(0.09) per basic and diluted share, in the comparable prior year period. The first nine months adjusted net income attributable to Titan was $28.4 million, equal to $0.47 per basic and diluted share, compared to a loss of $23.3 million, equal to $(0.39) per basic and diluted share, in the comparable prior year period. The Company utilizes adjusted net income (loss) attributable to Titan, a non-GAAP measure, as a means to measure its operating performance. A reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders can be found at the end of this release.

EBITDA was $26.3 million for the third quarter of 2018, compared to $13.3 million in the comparable prior year period. EBITDA was $97.0 million for the first nine months of 2018, compared to $44.2 million in the comparable prior year period.

Adjusted EBITDA was $25.5 million for the third quarter of 2018, compared to $18.9 million in the comparable prior year period. Adjusted EBITDA was $104.2 million for the first nine months of 2018, compared to $50.7 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, non-GAAP measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Financial Condition

Net cash used for operations for the nine months ended September 30, 2018, was $32.7 million, compared to $15.2 million for the comparable prior year period. While net income has improved in the current year, net sales growth required additional working capital. Capital expenditures were $26.5 million for the first nine months of 2018, compared to $23.6 million for the comparable prior year period.

The Company ended the third quarter of 2018 with total cash and cash equivalents of $96.8 million. Long-term debt at September 30, 2018, was $411.0 million, compared to $407.2 million at December 31, 2017. Short-term debt was $50.3 million at September 30, 2018, compared to $43.7 million at December 31, 2017.

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Net debt (total debt less cash and cash equivalents) was $364.5 million at September 30, 2018, compared to $307.3 million at December 31, 2017, as cash decreased during the first nine months of 2018.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the third quarter financial results on Friday, November 2, 2018, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; unfavorable outcomes of legal proceedings; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; the impact of any exercise of the settlement put option relating to the Company's redeemable non-controlling interest in Voltyre-Prom; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any

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forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017

Net sales	$384,719	$370,988	$1,239,005	$1,092,888
Cost of sales	341,015	330,851	1,077,428	968,530
Gross profit	43,704	40,137	161,577	124,358
Selling, general and administrative expenses	33,709	39,753	102,308	115,553
Research and development expenses	2,591	2,457	8,222	7,908
Royalty expense	2,581	2,596	7,878	7,739
Income (loss) from operations	4,823	(4,669)	43,169	(6,842)
Interest expense	(7,596)	(7,537)	(22,786)	(22,578)
Foreign exchange gain (loss)	855	815	(7,187)	48
Other income	7,437	2,569	17,664	6,996
Income (loss) before income taxes	5,519	(8,822)	30,860	(22,376)
Provision for income taxes	2,841	2,396	3,738	5,964
Net income (loss)	2,678	(11,218)	27,122	(28,340)
Net income (loss) attributable to noncontrolling interests	383	800	(1,256)	1,424
Net income (loss) attributable to Titan	2,295	(12,018)	28,378	(29,764)
Redemption value adjustment	(4,045)	(882)	(11,066)	(3,981)
Net (loss) income applicable to common shareholders	$(1,750)	$(12,900)	$17,312	$(33,745)

Earnings per common share:
Basic	$(0.03)	$(0.22)	$0.29	$(0.57)
Diluted	$(0.03)	$(0.22)	$0.29	$(0.57)
Average common shares and equivalents outstanding:
Basic	59,897	59,600	59,787	59,247
Diluted	59,897	59,600	59,893	59,247

Dividends declared per common share:	$0.005	$0.005	$0.015	$0.015

Segment Information (Unaudited)
Amounts in thousands

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales
Agricultural	$163,367	$170,895	$544,404	$524,335
Earthmoving/construction	180,362	156,442	568,057	443,030
Consumer	40,990	43,651	126,544	125,523
	$384,719	$370,988	$1,239,005	$1,092,888

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	September 30, 2018	December 31, 2017

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$96,799	$143,570
Accounts receivable, net	259,354	226,703
Inventories	381,969	339,836
Prepaid and other current assets	66,553	73,084
Total current assets	804,675	783,193
Property, plant and equipment, net	384,985	421,248
Deferred income taxes	2,320	3,779
Other assets	82,100	81,892
Total assets	$1,274,080	$1,290,112

Liabilities
Current liabilities
Short-term debt	$50,257	$43,651
Accounts payable	208,237	195,497
Other current liabilities	123,244	133,774
Total current liabilities	381,738	372,922
Long-term debt	411,019	407,171
Deferred income taxes	10,359	13,545
Other long-term liabilities	62,424	73,197
Total liabilities	865,540	866,835

Redeemable noncontrolling interest	119,897	113,193

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 60,715,356 issued, 59,897,619 outstanding at September 30, 2018 and 59,800,559 outstanding at December 31, 2017)	—	—
Additional paid-in capital	520,389	531,708
Retained deficit	(16,456)	(44,022)
Treasury stock (at cost, 817,737 and 914,797 shares, respectively)	(8,004)	(8,606)
Stock reserved for deferred compensation	—	(1,075)
Accumulated other comprehensive loss	(200,168)	(157,076)
Total Titan shareholders’ equity	295,761	320,929
Noncontrolling interests	(7,118)	(10,845)
Total equity	288,643	310,084
Total liabilities and equity	$1,274,080	$1,290,112

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Nine months ended
	September 30,
Cash flows from operating activities:	2018	2017
Net income (loss)	$27,122	$(28,340)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	43,395	44,029
Deferred income tax provision	(863)	(476)
Stock-based compensation	847	1,173
Issuance of treasury stock under 401(k) plan	421	413
Foreign currency translation loss	3,667	1,061
(Increase) decrease in assets:
Accounts receivable	(52,818)	(46,715)
Inventories	(62,560)	(46,083)
Prepaid and other current assets	2,299	20,046
Other assets	(6,021)	2,948
Increase (decrease) in liabilities:
Accounts payable	25,213	26,372
Other current liabilities	(5,072)	8,821
Other liabilities	(8,336)	1,539
Net cash used for operating activities	(32,706)	(15,212)
Cash flows from investing activities:
Capital expenditures	(26,498)	(23,580)
Certificates of deposit	—	50,000
Other	1,484	1,293
Net cash (used for) provided by investing activities	(25,014)	27,713
Cash flows from financing activities:
Proceeds from borrowings	48,108	33,540
Payment on debt	(30,139)	(41,003)
Dividends paid	(900)	(868)
Net cash provided by (used for) financing activities	17,069	(8,331)
Effect of exchange rate changes on cash	(6,120)	3,678
Net (decrease) increase in cash and cash equivalents	(46,771)	7,848
Cash and cash equivalents, beginning of period	143,570	147,827
Cash and cash equivalents, end of period	$96,799	$155,675

Supplemental information:
Interest paid	$16,814	$18,360
Income taxes paid, net of refunds received	$7,379	$550
Noncash investing and financing information:
Issuance of common stock for convertible debt payment	$—	$58,460

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income (loss) attributable to Titan, EBITDA, and adjusted EBITDA, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income (loss) attributable to Titan, EBITDA, and adjusted EBITDA as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income (loss) attributable to Titan, EBITDA, and adjusted EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income (loss) attributable to Titan to net (loss) income applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and nine month periods ended September 30, 2018 and 2017.

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017

Net (loss) income applicable to common shareholders	$(1,750)	$(12,900)	$17,312	$(33,745)
Adjustments:
Remove redemption value adjustment	(4,045)	(882)	(11,066)	(3,981)

Adjustment:
Contingency accrual	—	6,500	—	6,500

Adjusted net income (loss) attributable to Titan	$2,295	$(5,518)	$28,378	$(23,264)

Adjusted earnings per share - Basic	$0.04	$(0.09)	$0.47	$(0.39)
Average shares outstanding - Basic	59,897	59,600	59,787	59,247

Adjusted earnings per share - Diluted	$0.04	$(0.09)	$0.47	$(0.39)
Average shares outstanding - Diluted	59,916	59,600	59,893	59,247

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The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and nine-month periods ended September 30, 2018 and 2017.

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017

Net income (loss)	$2,678	$(11,218)	$27,122	$(28,340)
Adjustments:
Provision for income taxes	2,841	2,396	3,738	5,964
Interest expense	7,596	7,537	22,786	22,578
Depreciation and amortization	13,220	14,543	43,395	44,029
EBITDA	$26,335	$13,258	$97,041	$44,231
Adjustments:
Contingency accrual	—	6,500	—	6,500
Foreign exchange (gain) loss	(855)	(815)	7,187	(48)
Adjusted EBITDA	$25,480	$18,943	$104,228	$50,683

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